                                                                   EXHIBIT G-1.1
                              AMEREN CORPORATION
                         UNAUDITED PRO FORMA COMBINED
                            FINANCIAL DATA SCHEDULE
                (Thousands of Dollars Except Per Share Amounts)
                        Three Months Ended March 31, 1997

                                                                                      Pro Forma     Pro Forma
     Caption Heading                                            UE        CIPSCO     Adjustments     Combined
     ---------------                                        ----------  ----------   -----------   ----------

 1   Total net utility plant                                $5,390,727  $1,455,388     $ 106,165   $6,952,280
 2   Other property and investments                            100,366     115,830             0      216,196
 3   Total current assets                                      435,682     194,399        52,250      682,331
 4   Total deferred charges                                     39,572      29,743        (2,694)      66,621
 5   Balancing amount for total assets                         849,642     174,877             0    1,024,519
 6   Total assets                                            6,815,989   1,970,237       155,721    8,941,947
 7   Common stock                                              510,619     356,812      (866,059)       1,372
 8   Capital surplus, paid in                                  716,879           0       866,059    1,582,938
 9   Retained earnings                                       1,091,090     302,592             0    1,393,682
10   Total common stockholders equity                        2,318,588     659,404             0    2,977,992
11   Preferred stock subject to mandatory redemption                 0           0             0            0
12   Preferred stock not subject to mandatory redemption       155,197      80,000             0      235,197
13   Long term debt, net                                     1,879,651     493,303       115,556    2,488,510
14   Short term notes                                           33,900           0             0       33,900
15   Notes payable                                                   0           0             0            0
16   Commercial paper                                                0      41,025        14,444       41,025
17   Long term debt-current portion                              5,000      58,000             0       77,444
18   Preferred stock-current portion                                 0           0             0            0
19   Obligations under capital leases                           80,798           0             0       80,798
20   Obligations under capital leases-current portion           32,631           0             0       32,631
21   Balancing amount for capitalization and liabilities     2,310,224     638,505        25,721    2,974,450
22   Total capitalization and liabilities                    6,815,989   1,970,237       155,721    8,941,947
23   Gross operating revenue                                   487,258     225,343        48,377      760,978
24   Federal and state income taxes expense                     21,335       9,476         2,033       32,844
25   Other operating expenses                                  400,336     191,394        40,943      632,673
26   Total operating expenses                                  421,671     200,870        42,976      665,517
27   Operating income (loss)                                    65,587      24,473         5,401       95,461
28   Other income (loss), net                                     (204)        146        (2,940)      (2,998)
29   Income before interest charges                             65,383      24,619         2,461       92,463
30   Total interest charges                                     33,753       8,155         2,461       44,369
31   Net income                                                 29,426      15,551             0       44,977
32   Preferred stock dividends                                   2,204         913             0        3,117
33   Earnings available for common stock                        29,426      15,551             0       44,977
34   Common stock dividends                                     64,849      17,716         4,567       87,132
35   Total annual interest charges on all bonds *                    0           0             0            0
36   Cash flow from operations                                  63,351     (14,104)       13,181       62,428
37   Earnings per share-primary                                  $0.29       $0.46             0        $0.33
38   Earnings per share-fully diluted                            $0.29       $0.46             0        $0.33

    * Required on fiscal year-end only